Filed Pursuant to Rule 424(b)(3)

Registration Statement No. 333-262341

Prospectus Supplement No. 1

(to Prospectus dated March 17, 2023)

Up to 22,415,400 Shares of Class A Common Stock Issuable Upon Exercise of the Warrants

Up to 92,889,558 Shares of Class A Common Stock offered by the Selling Holders

10,837,400 Resale Warrants

This prospectus supplement is being filed to update and supplement the information contained in the prospectus dated March 17, 2023 (the “Prospectus”) related to:

(A) the offer and sale from time to time by the selling securityholders named in the Prospectus (the “Selling Holders”) of (A) up to 92,889,558 shares of Class A common stock, par value $0.0001 per share ("Class A Common Stock") of CompoSecure, Inc. (the “Company”), formerly known as Roman DBDR Tech Acquisition Corp. (“Roman DBDR”), consisting of: (i) 1,675,000 shares of Class A Common Stock originally issued in connection with the Common PIPE Investment (as defined in the Prospectus) (the “PIPE Shares”); (ii) up to 12,999,978 shares of Class A Common Stock (the “Exchangeable Note Shares”) issuable upon exchange of CompoSecure Holdings, L.L.C.’s (the subsidiary of the Company) (“Holdings”) exchangeable senior notes (“Exchangeable Notes”), which consists of 11,304,340 shares at the base conversion price of $11.50 per share, plus an additional aggregate amount of up to 1,695,638 shares to cover adjustments which are applicable in limited circumstances under the Note PIPE Subscription Agreements (as defined in the Prospectus); (iii) 60,097,611 shares of Class A Common Stock issuable upon exchange (on a one-for-one basis, subject to adjustment) of shares of Class B Common Units issued by Holdings, and cancellation of a corresponding number of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”), held by certain Selling Holders; (iv) up to 6,964,236 shares of Class A Common Stock (the “Earnout Shares”) issuable to certain Selling Holders in earn-out consideration based on the achievement by the Company of certain stock price thresholds; (v) 315,333 shares of Class A common stock issued to Roman DBDR Tech Sponsor LLC (“Sponsor”) upon conversion of shares of Class B Common Stock originally issued to Sponsor in connection with the initial public offering (“IPO”) of Roman DBDR; and (vi) 10,837,400 shares of Class A Common Stock issuable upon exercise of the Resale Warrants (as defined below) prior to the public resale of the Resale Warrants; and (B) warrants (“Resale Warrants”) to purchase up to 10,837,400 shares of Class A Common Stock of the Company originally issued in a private placement in connection with the IPO; and

(B) the issuance by the Company of up to an aggregate of 22,415,400 shares of Class A Common Stock, which consists of (i) 10,837,400 shares of Class A Common Stock that are issuable upon the exercise of the Resale Warrants following the public resale of the Resale Warrants and (ii) 11,578,000 shares of Class A Common Stock that are issuable upon the exercise of a like number of outstanding registered warrants (the “Public Warrants” and, together with the Resale Warrants, the “Warrants”) originally issued in the initial public offering of Roman DBDR.

This prospectus supplement amends and updates the “Selling Holders” table and the applicable footnotes of the Prospectus to reflect certain private transfers of shares of Class A Common Stock from a previously named Selling Holder to the two new Selling Holders identified herein. This prospectus supplement is not increasing the number of shares being offered under the Prospectus, but only reflecting the transfer of previously registered shares of Class A Common Stock from a previously named Selling Holder to the new Selling Holders identified herein. The information set forth below has been provided by or on behalf of the Selling Holders listed below as of May 31, 2023.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

The Class A Common Stock and the Public Warrants are listed on The Nasdaq Global Market (“Nasdaq”), under the symbols “CMPO” and “CMPOW,” respectively. On June 8, 2023, the closing price of a share of Class A Common Stock was $7.00 and the closing price for our Public Warrants was $1.18.

We are an “emerging growth company” under federal securities laws and are subject to reduced public company reporting requirements. Investing in our Class A Common Stock or Warrants involves a high degree of risk. See the section entitled “Risk Factors” beginning on page 3 of the Prospectus and in any applicable prospectus supplement to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 12, 2023

SELLING HOLDERS

The information in the table that appears under the caption “Selling Holders—Shares of Class A Common Stock—Sponsor” of the Prospectus is modified by replacing the corresponding caption and the previous table row for Roman DBDR Tech Sponsor LLC, as well as the corresponding footnote, with the information included below. For the avoidance of doubt, this prospectus supplement shall not be deemed to otherwise update or modify the contents of the Selling Holders table or related footnotes contained in the Prospectus, except for with respect to the two entities listed in the table below. The beneficial ownership percentages set forth in the table below are based on 18,433,344 shares of Class A Common Stock outstanding as of May 1, 2023.

Shares of Class A Common Stock

	Beneficial Ownership Before the Offering	Shares to be Sold in the Offering	Beneficial Ownership After the Offering
Name and Address of Selling Holder	Number of Shares	Number of Shares	Number of Shares	%
Sponsor Transferees
Polar Multi-Strategy Master Fund (27)	65,333	65,333	0	0%
Meteora Special Opportunity Fund i, LP. (28)	250,000	250,000	0	0%

(27) The address for this Selling Holder is c/o Polar Asset Management Partners Inc., 16 York Street, Suite 2900, Toronto, ON M5J 0E6, Attn: Legal / Operations.

(28) The address for this Selling Holder is 1200 N Federal Hwy, Suite 200, Boca Raton, FL 33432.